EXHIBIT 99.7

CONSENT OF INDEPENDENT ENGINEERS

We hereby consent to the use in this Annual Report on Form 40-F of Harvest Energy Trust for the year ended December 31, 2008, our report, dated March 9, 2009, evaluating the crude oil, natural gas, and natural gas liquids reserves attributable to certain properties owned by Harvest Energy Trust.

GLJ Petroleum Consultants Ltd.

Calgary, Alberta

Date: March 17, 2009

Sincerely,

/s/ Myron J. Hladyshevsky
Myron J. Hladyshevsky, P. Eng
Vice-President